Exhibit 4

DESCRIPTION OF SECURITIES OF

NUCOR CORPORATION

The authorized capital stock of Nucor Corporation (“Nucor,” the “Company,” “we,” “us” or “our”) consists of 800,000,000 shares of Common Stock, par value $0.40 per share, and 250,000 shares of Preferred Stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Preferred Stock.  No shares of our Preferred Stock are issued and outstanding and our Common Stock is the only class of our securities which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of certain terms of our Common Stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), our Bylaws (as amended and restated, the “Bylaws”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).  We encourage you to review complete copies of the Restated Certificate of Incorporation and the Bylaws, which we have previously filed with the Securities and Exchange Commission.

General

The holders of our Common Stock are entitled to have dividends declared in cash, property or shares of our Common Stock out of any of our net profits or net assets legally available therefor as and when declared by our board of directors.  This dividend right is subject to any preferential dividend rights we may grant to the persons who hold Preferred Stock, if any.  In the event of the liquidation or dissolution of our business, the holders of Common Stock will be entitled to receive ratably the balance of net assets available for distribution after the satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our Preferred Stock.  Each share of Common Stock is entitled to one vote with respect to all matters submitted to a vote of stockholders, except for the election of any directors with respect to which stockholders have cumulative voting rights.

The issued and outstanding shares of our Common Stock are fully paid and nonassessable.  Holders of our Common Stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our Common Stock.  There are no redemption or sinking fund provisions applicable to our Common Stock.

Anti-Takeover Effects of Delaware Law, the Restated Certificate of Incorporation and the Bylaws

Certain provisions of the DGCL, the Restated Certificate of Incorporation and the Bylaws may have the effect of delaying, deferring or preventing another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of Common Stock.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such person became an interested stockholder, unless:

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before the person became an interested stockholder, the board of directors of the corporation approved either the transaction that would result in a business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced.  For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

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at or after the time the person became an interested stockholder, the business combination is both approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an interested stockholder’s percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt by the interested stockholder of various financial benefits provided by or through the corporation or any majority-owned subsidiary.  In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.  However, we have not opted out of this provision.  The application of the statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

The Restated Certificate of Incorporation and the Bylaws

The Restated Certificate of Incorporation and the Bylaws contain the following provisions that could have the effect of delaying, deferring or preventing a change in control of the Company:

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Fixing and Changing Number of Directors.  The Bylaws allow our board of directors to fix the number of directors within a specified range, preventing a potential acquirer from increasing the size of the board and nominating its slate of candidates to fill the newly created directorships.

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Removal of Directors.  Under the Restated Certificate of Incorporation, our stockholders are prohibited from calling a special meeting of stockholders or acting by written consent in lieu of a meeting to remove directors without cause.  Thus, a potential acquirer would not be able to remove existing directors except at an annual meeting of stockholders.

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Enhanced Voting Requirements for Transactions with Interested Parties.  The Restated Certificate of Incorporation contains enhanced voting requirements for certain business combinations and transactions involving interested parties.  Any transaction with a stockholder owning greater than 10% of our voting stock that involves the merger of Nucor or any subsidiary of Nucor with such stockholder, the sale of 10% of the assets of Nucor or any subsidiary of Nucor to such stockholder, or the transfer or sale of 10% of our voting stock to such stockholder must be approved by the holders of four-fifths (4/5) of the shares of our voting stock then outstanding.

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Amendment to the Restated Certificate of Incorporation.  The Restated Certificate of Incorporation requires approval by the holders of four-fifths (4/5) of the shares of our voting stock then outstanding to amend certain provisions of the Restated Certificate of Incorporation.

•	Amendment to the Bylaws. The Bylaws require the approval of 70% of each class of voting stock then outstanding for stockholders to amend, alter or repeal the Bylaws.
•	Advance Notification. The Bylaws contain advance notice requirements for stockholder proposals and director nominations.
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Proxy Access.  The Bylaws allow a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding stock continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, a number of director nominees equal to the greater of (i) two nominees or (ii) 20% of our board of directors, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the Bylaws.

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Issuance of Preferred Stock. The Restated Certificate of Incorporation gives our board of directors the authority to issue, without stockholder approval, Preferred Stock with designations and rights that the board may determine.

Limitations of Liability and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.  The Restated Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or purchase or redemption of shares; or (iv) for any transaction from which the director derived an improper personal benefit.  Neither the Restated Certificate of Incorporation nor the Bylaws contain such a provision.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.  We maintain directors’ and officers’ liability insurance for our directors and officers.

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